Exhibit 4.9

QUALIGEN THERAPEUTICS, INC.

DESCRIPTION OF COMMON STOCK

Qualigen Therapeutics, Inc. (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) – common stock, par value $0.001 per share (the “Common Stock”). The Common Stock trades on The Nasdaq Capital Market under the trading symbol “QLGN.”

The following summary description sets forth some of the general terms and provisions of the Common Stock. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of the Common Stock, you should refer to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate”) and the Amended and Restated Bylaws (the “Bylaws”), which are filed as exhibits to the Annual Report on Form 10-K to which this description is filed as an exhibit.

The Company’s authorized capital stock consists of 240,000,000 shares, all with a par value of $0.001 per share, 225,000,000 of which are designated as Common Stock and 15,000,000 of which are designated as preferred stock, consisting of (i) 9,500 shares that have been designated Series A Convertible Preferred Stock, (ii) 6,000 shares that have been designated as Series B Convertible Preferred Stock, (iii) 1,880 shares that have been designated as Series C Convertible Preferred Stock, and (iv) 7,000 shares that have been designated Series Alpha Preferred Stock.

Common Stock

Pursuant to the terms of our Certificate, the holders of Common Stock are entitled to one vote per share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, are not entitled to vote on any amendment to the Certificate (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled either separately or together with the holders of one or more other such series, to vote on such amendment pursuant to the Certificate (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the Delaware General Corporation Law (the “DGCL”).

Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of Common Stock will be entitled to receive, when and as declared by the board of directors, out of any assets of the Company legally available for such purpose, such dividends, distributed ratably among the holders of the Common Stock in proportion to the number of shares of such Common Stock owned by each such holder, as may be declared from time to time by the board of directors.

In the event of our liquidation, dissolution or winding up, either voluntarily or involuntarily, subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to distributions in the event of liquidation, dissolution or winding up of the Company, and after any and all distributions are made in accordance therewith, the remaining assets and funds of the Company legally available for distribution will be distributed ratably among the holders of the Common Stock in proportion to the number of shares of such Common Stock owned by each such holder.

The holders of Common Stock will have no preemptive or conversion rights or other subscription rights. There will be no redemption or sinking fund provisions applicable to our common stock.

Anti-Takeover Effects of Delaware Law and Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

The provisions of Delaware law and the Company’s Certificate and Bylaws, could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of the Company’s voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in the Company’s best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Company’s board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. These provisions are designed to reduce the Company’s vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in the Company’s management.

Delaware Statutory Business Combinations Provision. The Company is subject to the anti-takeover provisions of Section 203 of the DGCL. Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation’s voting stock.

Election and Removal of Directors. Except as may otherwise be provided by the DGCL, any director or the entire board of directors may be removed, with or without cause, at an annual meeting or a special meeting called for that purpose, by the affirmative vote of the majority of shares then entitled to vote at an election of directors. Vacancies on the Company’s board of directors resulting from the death, resignation, removal or otherwise of directors and newly created directorships resulting from any increase in the number of directors may be filled solely by the affirmative vote of a majority of the remaining directors then in office (although less than a quorum) or by the sole remaining director. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, because it generally makes it more difficult for stockholders to replace a majority of the Company’s directors. The Company’s Certificate and Bylaws do not provide for cumulative voting in the election of directors.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. The Company’s Bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to the Company’s Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 90 days or more than 120 days prior to the anniversary of the previous year’s annual meeting.

Special Meetings of Stockholders. Special meetings of the stockholders may be called at any time only by the Chairman of the board of directors, the Chief Executive Officer or the President, subject to the rights of the holders of any series of preferred stock then outstanding.

Blank-Check Preferred Stock. The Company’s board of directors is authorized to issue, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the board of directors and that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that the board of directors does not approve.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company.

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